AGS REPORTS SECOND QUARTER 2019 RESULTS

•	Second Quarter Revenue of $74.5 Million Grew 2% Year-Over-Year

•	Highest Quarterly Recurring Revenue in the Company's History of $53.6 Million Grew 2% Year-Over-Year

•	EGM Units Sold of 1,181 Grew 12% Year-Over-Year

•	Second Quarter Net Loss Attributable to PlayAGS, Inc. of $7.6 Million Increased 42% Year-Over-Year

•	Second Quarter Adjusted EBITDA (non-GAAP) of $35.7 Million Decreased 2% Year-Over-Year

•	Updates to 2019 Adjusted EBITDA Guidance

LAS VEGAS, AUGUST 7, 2019 - AGS (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its second quarter ended June 30, 2019.

“Results in the second quarter were mixed, with 2% year-over-year growth in both total and recurring revenue offset by a slight decrease in Adjusted EBITDA.  The decrease was related to increased operating expenses as we continue to invest in strategic areas of our business, particularly in R&D, to capitalize on the vast whitespace in front of us,” said David Lopez, President and Chief Executive Officer. “With our many upcoming product launches, including the Orion UprightSM and three new slot innovations which we’ll showcase at G2E, we remain confident in the many opportunities for sustainable growth in the back half of 2019 and beyond.”

Summary of the Three Months Ended June 30, 2019 and 2018
(In thousands, except per-share data)

	Three Months Ended June 30,
	2019	2018	$ Change	% Change
Revenues:
EGM	$70,978	$69,319	$1,659	2.4%
Table Products	2,420	1,792	628	35.0%
Interactive	1,111	1,711	(600)	(35.1)%
Total revenues	$74,509	$72,822	$1,687	2.3%
Operating income	1,995	11,024	(9,029)	(81.9)%
Net loss attributable to PlayAGS, Inc.	$(7,557)	$(5,310)	$(2,247)	42.3%
Loss per share	$(0.21)	$(0.15)	$(0.06)	(40.0)%

Adjusted EBITDA:
EGM	$35,541	$36,867	$(1,326)	(3.6)%
Table Products	807	70	737	1,052.9%
Interactive	(603)	(355)	(248)	(69.9)%
Total Adjusted EBITDA(1)	$35,745	$36,582	$(837)	(2.3)%
Total Adjusted EBITDA margin(2)	48.0%	50.2%	N/A	(220)bps
Second Quarter 2019 Financial Highlights

•	Total revenue increased 2% to $74.5 million, driven by record gaming operations revenue, or recurring revenue, from increases in our EGM and Table Products segments, as well EGM sales revenue.

•
Gaming operations revenue, or recurring revenue, grew to $53.6 million, or 2% year-over-year, driven by EGMs purchased from Integrity Gaming Corp. ("Integrity"), growth of our international installed base, and an increase in Table Products revenue.

•
EGM sold units increased 12% to 1,181 compared to 1,058 in the prior year, led by sales of the Orion PortraitSM and Orion SlantSM cabinets in markets such as Florida, Alabama, California, Nevada, and Mexico.

•	Table Products revenue increased 35% to $2.4 million, driven by increased progressive table game and side bet placements.

•
Net loss of $7.6 million was up year-over-year from a net loss of $5.3 million. Net loss includes an impairment of goodwill of $3.5 million and an impairment of intangible assets of $1.3 million related to our real money gaming business ("iGaming") within our Interactive segment.

•
Total Adjusted EBITDA (non-GAAP)(1) decreased 2% to $35.7 million, driven by increased EGM-related headcount costs in SG&A and R&D, increased EGM service costs of $0.5 million associated with a larger installed base, and a $0.2 million increased loss in Interactive Adjusted EBITDA.

•	Total Adjusted EBITDA margin (non-GAAP)(1) decreased to 48% in the second quarter of 2019 compared to 50% in the prior year, driven by increased headcount related and service costs mentioned above.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.
(2) Basis points ("bps")

EGM

Three Months Ended June 30, 2019 compared to Three Months Ended June 30, 2018

(Amounts in thousands, except unit data)	Three months ended June 30,
	2019	2018	$ Change	% Change
EGM segment revenues:
Gaming operations	$50,161	$49,150	$1,011	2.1%
Equipment sales	20,817	20,169	648	3.2%
Total EGM revenues	$70,978	$69,319	$1,659	2.4%

EGM Adjusted EBITDA	$35,541	$36,867	$(1,326)	(3.6)%

EGM unit information:
VLT	517	1,217	(700)	(57.5)%
Class II	12,154	12,206	(52)	(0.4)%
Class III	5,750	3,224	2,526	78.3%
Domestic installed base, end of period	18,421	16,647	1,774	10.7%
International installed base, end of period	8,596	7,876	720	9.1%
Total installed base, end of period	27,017	24,523	2,494	10.2%

Domestic revenue per day	$26.16	$27.79	$(1.63)	(5.9)%
International revenue per day	$8.22	$8.80	$(0.58)	(6.6)%
Total revenue per day	$20.49	$21.77	$(1.28)	(5.9)%

Domestic EGM units sold	1,053	1,058	(5)	(0.5)%
International EGM units sold	128	—	128	100.0%
Total EGM units sold	1,181	1,058	123	11.6%

Domestic average sales price	$18,178	$18,728	$(550)	(2.9)%

EGM Highlights

•
Domestic EGM installed base grew by 1,774 units year-over-year, driven by the acquisition of 2,500 EGMs from Integrity. The prior year installed base included approximately 500 EGMs at one customer in Texas which were predominantly redeployed internationally and 700 VLT units that were purchased in an end-of-lease buyout (420 in Q4 2018, 130 in Q1 2019, and 150 in Q2 2019).(3)

•
Domestic EGM revenue per day ("RPD") decreased to $26.16 compared to $27.79 in the prior year period.  When we normalize for the impact of EGMs purchased from Integrity, we estimate that domestic RPD was $27.45. The remaining decrease is due to a number of factors in Oklahoma, including: (1) product underperformance at three Oklahoma properties which largely accounted for the decrease in RPD, (2) the placement of approximately 800 incremental units into Oklahoma over the past year, which as a market yields a lower RPD than our domestic average, and (3) flooding that resulted in several casino closings.

•
EGM equipment sales revenue increased 3% to $20.8 million, driven by international sales. Domestic sales included 1,053 domestic units, of which nearly 70% were sold into early-entry markets such as Nevada, Canada, Michigan, and Pennsylvania.

•	Domestic average sales price ("ASP") for EGMs decreased 3% to $18,178 due to sales to a large customer in the quarter.

•	International gaming operations revenue increased 4% year-over-year due to the addition of 720 incremental units placed with both existing and new customers, predominantly in Mexico.

•	International RPD decreased by $0.58, or 7%, as we grew our installed base in different markets in Mexico and to a lesser extent the effect of foreign currency.

•	Orion PortraitSM footprint(4) increased to more than 6,700 units, up 95% year-over-year and accounted for 55% of sales in the quarter.

•
Orion SlantSM footprint(4) increased to 2,230 units, up 15% sequentially, and accounted for 21% of sales in the quarter with placements in several early-entry markets such as Wisconsin, Michigan, and Arizona, as well as ramping markets such as Florida and California, driven by placements of our Fa Cai Shu family of games.

•	ICONSM cabinet footprint(4) increased by 2,241 units year-over-year and 454 units sequentially to over 8,300 units, with more than 800 units placed in Mexico.

(3) The VLT units were not included in our sold unit count for either period.
(4) Footprint includes sold and leased units.

Table Products

Three Months Ended June 30, 2019 compared to Three Months Ended June 30, 2018

(Amounts in thousands, except unit data)	Three months ended June 30,
	2019	2018	$ Change	% Change
Table Products segment revenues:
Gaming operations	$2,321	$1,693	$628	37.1%
Equipment sales	99	99	—	—%
Total Table Products revenues	$2,420	$1,792	$628	35.0%

Table Products Adjusted EBITDA	$807	$70	$737	1,052.9%

Table Products unit information:
Table Products installed base, end of period	3,380	2,737	643	23.5%
Average monthly lease price	$230	$213	$17	8.0%

Table Products Highlights

•
Revenue increased $0.6 million, or 35%, due to an increase of 643 units year-over-year and 95 units sequentially, driven by the continued growth of our Super 4® progressive blackjack, Buster Blackjack® side bet, and our Criss Cross PokerTM premium game offering.

•	Installed base of table game progressives reached nearly 1,100 units, up 48% year-over-year, contributing to the 8% increase in average monthly lease price.

•	Installed base of side bets reached more than 2,000 units in the quarter.

•	Converted 100 competitor progressives to our own STAX™ Progressive system in the quarter, which helped drive the Adjusted EBITDA increase.

•	We expect that momentum and demand for our new Dex STM card shuffler will continue to grow, with approximately 100 shufflers currently installed in several markets across the U.S.

Interactive

Three Months Ended June 30, 2019 compared to Three Months Ended June 30, 2018

(Amounts in thousands)	Three months ended June 30,
	2019	2018	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$890	$1,660	$(770)	(46.4)%
Real Money Gaming revenue	221	51	170	333.3%
Total Interactive revenue	$1,111	$1,711	$(600)	(35.1)%

Interactive Adjusted EBITDA	$(603)	$(355)	$(248)	(69.9)%

Interactive Highlights

•	Social gaming revenue decreased $0.8 million as a result of strategically optimizing our user acquisition costs.

•	The decrease in Interactive Adjusted EBITDA is primarily due to increased iGaming operating cost. iGaming Adjusted EBITDA loss was $0.7 million in the current period.

•	We generated $0.2 million in revenue from iGaming in the current period.

•
Continued the launch of our proven land-based EGM content in the European RMG space this quarter with titles such as Jade Wins®, Longhorn JackpotsTM, Fu Nan Fu NuTM, and our hit title Rakin' Bacon!®, the best performing AGS game offered in the quarter.

•	Our social white-label casino solution ConnexSysSM is currently live with five operators, and there are five additional deals signed and pending launch.

•	We now have more than 25 suppliers live across the iGaming platform with 13 new suppliers launched since Q1 2019.

Operating Expenses

SG&A expenses decreased $0.7 million year-over-year to $14.6 million in the second quarter of 2019, primarily due to a decrease of $2.2 million in professional fees related to costs associated with the acquisition and integration of Gameiom Technologies Limited ("Gameiom") and secondary offering costs in the prior year and decreased marketing costs of $0.3 million driven by strategically optimizing social gaming user acquisition costs. The decreases were offset by increases in stock-based compensation of $1.0 million and increased headcount related costs of $0.7 million.

R&D expenses increased $1.5 million year-over-year to $8.4 million in the second quarter of 2019 due to an increase of $0.6 million of stock-based compensation, $0.6 million in increased development costs, $0.4 million in increased headcount related costs partially due to the opening of our new design studios in Sydney, Australia and Reno, Nevada, and $0.2 million in increased costs associated with iGaming.

Balance Sheet Review

As of June 30, 2019, we had $18.0 million in cash and cash equivalents compared to $70.7 million at December 31, 2018. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents as of June 30, 2019, was approximately $518.4 million compared to $468.1 million at December 31, 2018. Net debt as of June 30, 2019 increased by $50.3 million compared to December 31, 2018, primarily driven by the acquisition of Integrity. Our Adjusted Total Net Debt Leverage Ratio increased from 3.4 times at December 31, 2018, to 3.6 times at June 30, 2019, see Total Net Debt Leverage Ratio Reconciliation below.(5) Capital expenditures increased $2.0 million to $15.1 million in the second quarter, compared to $13.1 million in the prior year period, primarily due to increased placements fees.

2019 Outlook

Based on our year to date progress, we are revising our annual adjusted EBITDA guidance. We now expect to generate total adjusted EBITDA of $145 - $150 million in 2019, representing growth of approximately 6% - 10% compared to the prior year period. The change is due to several factors, including: (1) decreased gaming operations revenue in our EGM segment, largely due to product underperformance in Oklahoma, (2) decreased gaming operations revenue in our Interactive segment caused by delayed entry into New Jersey, as well as select markets in Europe and Latin America, and (3) decreased sales revenue from our EGM segment due to anticipated softness from certain corporate customers. We continue to expect 2019 capital expenditures to be in the range of $65 - $69 million, compared to $66.2 million in 2018, reflecting an expectation for an increase in our EGM installed base in existing markets.

(Amounts in millions)	2018 Actual Results	Previous 2019 Guidance	Previous Growth Percentage	Revised 2019 Guidance	Revised Growth Percentage
Adjusted EBITDA	$136.2	$160 - $164	17% - 20%	$145 - $150	6% - 10%
Capex	$66.2	$65 - $69	(2%) - 4%	$65 - $69	(2%) - 4%

Conference Call and Webcast

On August 7, 2019, at 5 p.m. EDT, AGS leadership will host a conference call to present the second quarter 2019 results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S./Canada toll-free call-in number is +1 (844) 746-0637 and the call-in number for participants outside the U.S./Canada is +1 (412) 317-5261. The conference ID/confirmation code is “AGS Q2 2019 Earnings Call”.

(5) Total Adjusted EBITDA, total net debt leverage ratio, and adjusted total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino and real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Media & Investor Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations
jboguslawski@playags.com

Steven Kopjo, Director of Investor Relations
skopjo@playags.com

©2019 PlayAGS, Inc. All® notices signify marks registered in the United States.  All TM and SM notices signify unregistered trademarks. Some trademarks with a TM notice are registered in the United States as a design mark. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 5, 2019. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)

	June 30,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$17,974	$70,726
Restricted cash	20	78
Accounts receivable, net of allowance of $891 and $855 respectively	49,806	44,704
Inventories	30,195	27,438
Prepaid expenses	5,390	3,566
Deposits and other	4,682	4,231
Total current assets	108,067	150,743
Property and equipment, net	103,327	91,547
Goodwill	285,186	277,263
Intangible assets	243,949	196,898
Deferred tax asset	2,426	2,544
Operating leases	11,908	—
Other assets	6,637	12,347
Total assets	$761,500	$731,342

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,568	$14,821
Accrued liabilities	33,334	26,659
Current maturities of long-term debt	6,036	5,959
Total current liabilities	52,938	47,439
Long-term debt	520,313	521,924
Deferred tax liability - noncurrent	625	1,443
Operating lease liability, long-term	11,958	—
Other long-term liabilities	42,568	24,732
Total liabilities	628,402	595,538
Commitments and contingencies
Stockholders' equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 450,000,000 shares authorized at June 30, 2019 and at December 31, 2018; and 35,442,112, and 35,353,269 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively.	354	353
Additional paid-in capital	365,562	361,628
Accumulated deficit	(230,042)	(222,403)
Accumulated other comprehensive (loss) income	(2,904)	(3,774)
Non-controlling interest	128	—
Total stockholders’ equity	133,098	135,804
Total liabilities and stockholders’ equity	$761,500	$731,342

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(amounts in thousands, except per share data)

	Three months ended June 30,
	2019	2018
Revenues
Gaming operations	$53,593	$52,554
Equipment sales	20,916	20,268
Total revenues	74,509	72,822
Operating expenses
Cost of gaming operations(6)	10,932	9,710
Cost of equipment sales(6)	9,903	9,411
Selling, general and administrative	14,605	15,350
Research and development	8,379	6,855
Write-downs and other charges	5,036	1,005
Depreciation and amortization	23,659	19,467
Total operating expenses	72,514	61,798
Income from operations	1,995	11,024
Other expense (income)
Interest expense	9,560	8,873
Interest income	(31)	(21)
Other (income) expense	(46)	455
(Loss) income before income taxes	(7,488)	1,717
Income tax benefit (expense)	52	(7,027)
Net loss	(7,436)	(5,310)
Less: Net income attributable to non-controlling interests	(121)	—
Net loss attributable to PlayAGS, Inc.	(7,557)	(5,310)
Foreign currency translation adjustment	228	(2,883)
Total comprehensive loss	$(7,329)	$(8,193)

Basic and diluted loss per common share:
Basic	$(0.21)	$(0.15)
Diluted	$(0.21)	$(0.15)
Weighted average common shares outstanding:
Basic	35,428	35,233
Diluted	35,428	35,233
(6) Exclusive of depreciation and amortization.

PLAYAGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
	Six months ended June 30,
	2019	2018
Cash flows from operating activities
Net loss	$(7,425)	$(14,848)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	45,192	38,816
Accretion of contract rights under development agreements and placement fees	2,803	2,206
Amortization of deferred loan costs and discount	941	914
Payment-in-kind interest payments	—	(37,624)
Write-off of deferred loan cost and discount	—	3,410
Stock-based compensation expense	3,350	8,629
Provision (benefit) for bad debts	153	(148)
Loss on disposition of assets	445	1,020
Impairment of assets	5,207	995
Fair value adjustment of contingent consideration	400	600
(Benefit) provision for deferred income tax	(607)	3,090
Changes in assets and liabilities that relate to operations:
Accounts receivable	(3,461)	(11,552)
Inventories	419	(2,440)
Prepaid expenses	(1,698)	(1,685)
Deposits and other	(418)	(758)
Other assets, non-current	6,605	11,138
Accounts payable and accrued liabilities	(14,231)	(12,082)
Net cash provided by (used in) operating activities	37,675	(10,319)
Cash flows from investing activities
Business acquisitions, net of cash acquired	(50,779)	(4,452)
Purchase of intangible assets	(3,950)	(594)
Software development and other expenditures	(6,299)	(5,168)
Proceeds from disposition of assets	109	21
Purchases of property and equipment	(23,819)	(22,314)
Net used in investing activities	(84,738)	(32,507)
Cash flows from financing activities
Repayment of PIK notes	—	(115,000)
Repayment of senior secured credit facilities	(2,694)	(2,576)
Payment of financed placement fee obligations	(1,767)	(1,772)
Payments of previous acquisition obligation	(1,022)	—
Payments on equipment long-term note payable and capital leases	(695)	(1,405)
Proceeds from issuance of common stock	—	176,341
Initial public offering cost	—	(4,160)
Proceeds from stock option exercise	585	279
Distributions to non-controlling interest owners	(157)	—
Net cash (used in) provided by financing activities	(5,750)	51,707
Effect of exchange rates on cash and cash equivalents	3	6
(Decrease) increase in cash and cash equivalents	(52,810)	8,887
Cash, cash equivalents and restricted cash, beginning of period	70,804	19,342
Cash, cash equivalents and restricted cash, end of period	$17,994	$28,229

Supplemental cash flow information:
Non-cash investing and financing activities:
Intangible assets obtained under placement fee arrangements	$35,003	$—
Leased assets obtained in exchange for new finance lease liabilities	$620	$256
Leased assets obtained in exchange for new operating lease liabilities	$12,668	$—

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, adjusted total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three months ended June 30,
	2019	2018
Net loss attributable to PlayAGS, Inc.	$(7,557)	$(5,310)
Income tax (benefit) expense	(52)	7,027
Depreciation and amortization	23,659	19,467
Other expense (income)	(46)	455
Interest income	(31)	(21)
Interest expense	9,560	8,873
Write-downs and other(7)	5,036	1,005
Other adjustments(8)	429	929
Other non-cash charges(9)	2,196	1,616
Legal and litigation expenses including settlement payments(10)	3	834
Acquisition and integration related costs including restructuring & severance(11)	394	1,231
Non-cash stock compensation	2,154	476
Adjusted EBITDA	$35,745	$36,582

(Amounts in thousands, except Adjusted EBITDA margin)	Three months ended June 30,
	2019	2018
Total revenues	$74,509	$72,822
Adjusted EBITDA	$35,745	$36,582
Adjusted EBITDA margin	48.0%	50.2%

(7) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration and acquisition costs.
(8) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature.
(9) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements.
(10) Legal and litigation expenses including settlement payments consist of payments to law firms and settlements for matters that are outside the normal course of business. These costs related to litigation and matters that were not significant individually.
(11) Acquisition and integration costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of Gameiom and Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation
The following table presents a reconciliation of total net debt and total net debt leverage ratio and adjusted total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	June 30,	December 31,
	2019	2018
Total debt	$536,324	$538,799
Less: Cash and cash equivalents	17,974	70,726
Total net debt	$518,350	$468,073
LTM Adjusted EBITDA	$137,135	$136,206
Total net debt leverage ratio	3.8	3.4

Integrity LTM Adjusted EBITDA(12)	$6,640	$—
Post-Integrity LTM Adjusted EBITDA	$143,775	$136,206
Adjusted total net debt leverage ratio	3.6	3.4
(12) Represents the trailing twelve month estimated impact of Integrity's Adjusted EBITDA, adjusted for the time period for which Integrity’s financial measures are included in AGS’s results.

Free Cash Flow
This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures and payments of in-kind interest related to the redemption of our HoldCo PIK notes. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.
The following table presents a reconciliation of Free Cash Flow:

(amounts in thousands)	Six months ended June 30, 2019	Three months ended March 31, 2019	Three months ended June 30, 2019
Net cash provided by operating activities	$37,675	$11,655	$26,020
Purchase of intangible assets	(3,950)	(1,231)	(2,719)
Software development and other expenditures	(6,299)	(2,669)	(3,630)
Purchases of property and equipment	(23,819)	(15,105)	(8,714)
Free Cash Flow	$3,607	$(7,350)	$10,957

(amounts in thousands)	Six months ended June 30, 2018	Three months ended March 31, 2018	Three months ended June 30, 2018
Net cash provided by operating activities	$(10,319)	$(32,816)	$22,497
Purchase of intangible assets	(594)	(568)	(26)
Software development and other expenditures	(5,168)	(2,490)	(2,678)
Purchases of property and equipment	(22,314)	(11,931)	(10,383)
Payments-in-kind interest payments	37,624	37,624	—
Free Cash Flow	$(771)	$(10,181)	$9,410